SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2009
BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 754-9200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On February 26, 2009, BorgWarner Inc. entered into a Plant Shutdown Agreement with the United Auto Workers (“UAW”) for its Muncie, Indiana automotive component plant (the “Muncie Plant”). As previously disclosed, the Muncie Plant will be permanently shutdown on or about April 24, 2009.
     As a result of the closure of the Muncie Plant, the Company estimates that approximately $34 million in cash expenditures for settlement of a portion of the UAW retiree health care benefit obligations are expected to be paid in monthly installments between May 2009 and April 2010. Approximately $7 million in severance and other employee related costs, recorded prior to 2009, are expected to be paid between May 2009 and December 2009. The assessment of all other costs associated with the plant shutdown is ongoing. The Company will provide an estimate or range of charges expected to be incurred when a good faith determination can be made. In addition, the Company expects to record an actuarially-determined curtailment gain related to retiree benefit obligations as a result of the closure of the facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.
Date: March 4, 2009	By:	/s/ John Gasparovic
		Name:	John Gasparovic
Its: Secretary